31

                        LICENSE AGREEMENT

      Agreement made as of the eleventh day of June 1996 by and between Nestor, Inc., a Delaware corporation having a place of business at One Richmond Square, Providence, RI 02906 ("the Licensor") and National Computer Systems, Inc., a Minnesota corporation having a principal place of business at 11000 Prairie Lakes Drive, Eden Prairie, MN 55344 ("the Licensee" and together with the Licensor, the "Parties" and each individually, a "Party"):

      WHEREAS, the Licensor has developed and acquired certain technology (the "Nestor Technology") as more fully described in this Agreement, some of which is the subject of United States and foreign patents; and

      WHEREAS the Licensee wishes to acquire from the Licensor certain rights relating to the development and marketing of certain software products in the field of intelligent character recognition ("ICR") for document processing (defined below in this Agreement as "the Existing ICR Products") and has acquired from the Licensor certain trademarks and other assets pertaining thereto, as more fully set forth in an Asset Purchase Agreement dated June 11, 1996 between the Licensor and the Licensee ("the Purchase Agreement"); and

      WHEREAS the Licensor has developed for the benefit of the Licensee a design, based in part on the Nestor Technology, of certain products in the field of ICR for document processing known as Accra II, and certain software to be incorporated therein, all at the request and expense of the Licensee; and

      WHEREAS, the Licensee wishes to obtain an exclusive license to the Nestor Technology for the purposes of making, using and selling and carrying on product research and development using the Existing ICR Products and Accra II, and a non-exclusive license to the Nestor Technology for the purpose of making, using and selling certain other products in specified fields of use ("New Products") as hereinafter more fully provided;

     NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements herein contained and other valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the Parties covenant and agree as follows:

I.   Definitions.

     "Accra II" shall mean: (1) the system design, computer software specifications, related documentation, and program designs (a) developed by the Licensor at the request of the Licensee pursuant to a Consulting and Services Agreement dated September 15, 1995, including without limitation the designs contained in a Product Requirements Document dated September 27, 1995 and Functional Specification dated October 31, 1995, or (b) otherwise made by the Licensor prior to the date of this
Agreement and delivered by Licensor to Licensee and (2) any product based upon or derived from such program designs or system design, or incorporating all or any part of such programs or program designs, and (3) any future modification of such products.
     "Accra II License" shall mean the license granted in paragraph II. A. (ii) of this Agreement.

     "Accra II Royalty" shall mean the royalty described in paragraph IV.B.(ii) of this Agreement.

     "Accra II Royalty Base" shall mean the amounts actually received by the Licensee in connection with the sale, lease, sublicensing or other transfer or delivery of any kind of Accra II, less the Excluded Royalty Base. If Accra II is used internally by Licensee for Licensee's own use or for incorporation into another product not subject to any royalty under this Agreement, the Accra II Royalty Base shall be the then published list price of each unit of Accra II times the number of units so used. If any version of Accra II is used by the Licensee to deliver services to third parties, the Accra II Royalty Base on such use shall be equal to the price of twenty
(20)  units  of such version of Accra II.  The Accra  II  Royalty
Base on internal use or delivery of services to third parties shall be deemed to have been received by Licensee upon the first use of the version in question of Accra II for such purpose.

     "Deliverables" shall mean those records, design documents, software and other tangible materials provided to the Licensee under this Agreement containing any expression of the Nestor
Technology, the Existing ICR Products or Accra II.

     "Document   Processing  and  Management"  shall   mean   the
processing and management of digitized images of documents containing human-readable characters (hand-print or machine print), with or without one or more of optical marks, bar codes, symbols used to delineate the location of data fields on documents, and symbols used to uniquely identify such documents, all capable of reproduction on paper, regardless of whether such documents are stored or originated on paper or in electronic or other media from which such characters, optical marks, bar-codes and symbols can be perceived. Document Processing and Management shall include the recognition and identification of such characters, optical marks, bar-codes and symbols and shall specifically exclude the analysis of such characters, optical marks, bar-codes and symbols as data elements for any purpose other than recognizing and identifying such characters, optical marks, bar-codes and symbols.

     "Earned ICR Royalty" shall mean the earned royalty described in paragraph IV.B(i). of this Agreement.

     "Earned New Product Royalty" shall mean the earned royalty described in paragraph IV.B.(iii). of this Agreement.

     "Excluded Royalty Base" shall mean refunds for returned goods; separately itemized charges (if any) for value-added or sales taxes, customs duties, freight, insurance, and special packaging; the Licensee's reasonable and customary charges for any of the following: the sale of forms; hardware that does not contain any part of the Nestor Technology or that is made by a third party under a license of Nestor Technology; third-party software that is sold separately and is separately priced; consulting, support or other professional services; and customization. As used herein, the term "reasonable and customary charges" shall mean charges consistent with those made for similar goods or services sold by the Licensee to its customers other than in connection with the sale or delivery of a product made under The License.

     "Exclusive  Field"  shall  mean  the  field  of  Intelligent
Character Recognition for Document Processing and Management.

     "Existing ICR Products" shall mean (i) the products NestorReader, OmniTools, N'Route, N'Form, OmniControls, OmniReader and NiReader (including all related user or other documentation) as existing on the date of execution of this Agreement and included among the computer files identified in the attached Schedule A, and (ii) any modification, enhancement, or future version of such products, and (iii) any product containing any substantial portion of the foregoing, made by or for the Licensee.

     "ICR  License" shall mean the license granted  in  paragraph
II. A. (i) of this Agreement.

     "ICR Royalty Base" shall mean the amounts actually received by the Licensee in connection with the sale, lease, sublicensing or other transfer or delivery of any kind of Existing ICR Products, less the Excluded Royalty Base. If any of the Existing ICR Products is used internally by Licensee for Licensee's own use or for incorporation into another product not subject to any royalty under this Agreement, the ICR Royalty Base shall be the then published list price of each unit of Existing ICR Products times the number of units so used. If any version of any existing ICR Product is used by the Licensee to deliver services to third parties, the ICR Royalty base for such use shall be equal to the price of twenty (20) units of such version of the Existing ICR Product. The ICR Royalty Base on internal use or delivery of services to third parties shall be deemed to have been received by Licensee upon the first use of the version in question of an Existing ICR Product for such purpose.

     "Intelligent Character Recognition" shall mean any method of recognizing characters and other symbols that is based upon comparison with a set of features derived from adaptive or statistical analysis of a representative set of characters or symbols (rather than a set of rules that describe such features), and that typically extends the range of recognition to characters and symbols that are not reliably recognizable by rule-based methods of optical character recognition.

     "Minimum Annual Field of Use Royalty" shall mean the minimum annual royalty payable by the Licensee to the Licensor with respect to each field of use of New Products necessary to maintain the license in such field of use, as more fully set forth in paragraph IV.B.(iii) of this Agreement.


     "Minimum Annual Exclusive ICR Royalty" shall mean the minimum annual royalty payable by the Licensee to the Licensor under the ICR License necessary to maintain the exclusivity of the license, as more fully set forth in paragraph IV.B.(i). of this Agreement.

     "Minimum Annual Non-Exclusive ICR Royalty" shall mean the minimum annual royalty payable by the Licensee to the Licensor under the ICR License necessary to maintain the existence of such ICR License on a non-exclusive basis, as more fully set forth in paragraph VIII.A. of this Agreement.

     "Nestor Copyrights" shall mean all copyrights (registered or unregistered) owned or controlled by the Licensor on the date hereof and relating to the Exclusive Field, the Existing ICR Products, Accra II or New Products, except for applications of the Nestor Technology used exclusively outside the Exclusive Field.

     "Nestor Know-how" shall mean all unpublished proprietary information owned or controlled by the Licensor on the date hereof and relating to (i) the practice of the Nestor Patent Rights, (ii) the Existing ICR Products, (iii) Accra II, (iv) the Exclusive Field, and (v) the fields of use of the New Product License, but excluding in each case all published subject-matter of the Nestor Patent Rights and of the Nestor Copyrights. Nestor Know-how shall include, without thereby limiting: (i) all such unpublished know-how received by the Licensee directly or indirectly from the Licensor or the Licensor's present or former employees, officers, or agents (including any former employee, officer or agent of the Licensor engaged by the Licensee) and consisting of programs, source code, algorithms, designs, procedures, processes or methods relating to the use of items (i) through (v), above, in any application or field of use whatsoever, and (ii) all such unpublished proprietary information contained in the Deliverables.

     "Nestor Patent Rights" shall mean (i) the subject-matter of the claims of those United States patents and patent applications owned by the Licensor that are listed in Schedule B to this Agreement, and (ii) foreign patents and patent applications owned by the Licensor corresponding to such United States patents and patent applications.

     "Nestor Technology" shall mean the Nestor Patent Rights, the
Nestor Copyrights  and the Nestor Know-how.

     "New Product" shall mean any product containing any part of the Nestor Technology and sold, leased, sublicensed or otherwise transferred or delivered for use in any of the following fields of use; (a) non-character-based document processing; (b) speech-recognition for data collection; and (c) data analysis applied only to education, health-care, psychological testing, attitude surveys, manufacturing controls, product registration, order processing and employee benefits, all subject to the limitations on use set forth in the ultimate subparagraph of paragraph II. A.


     "New   Product  License"  shall  mean  the  license  granted
pursuant to paragraph II. A. (iii) of this Agreement.

     "New Product Royalty Base" shall mean the amounts actually received by the Licensee in connection with the sale, lease, sublicensing or other transfer or delivery of any kind of New Products, less the Excluded Royalty Base. If any New Product is used internally by Licensee for Licensee's own use or for incorporation into another product not subject to any royalty under this Agreement, the New Product Royalty Base shall be the then published list price of each unit of New Product times the number of units so used. If any version of any New Product is used by the Licensee to deliver services to third parties, the New Product Royalty base for such use shall be equal to the price of twenty (20) units of such version of the New Product. The New Product Royalty Base on internal use or delivery of services to third parties shall be deemed to have been received by Licensee upon the first use of the version in question of a New Product for such purpose.

"Patent Improvement" shall mean any development or any modification, extension or improvement of the Nestor Technology claimed in a patent or patent application owned or controlled by the Licensee (whether or not patented) that would read on the claims, or prevent or impair the practice, in whole or in part, of any invention claimed and disclosed in any of the Nestor Patent Rights or in any future patent owned or controlled by the Licensor, including without limitation foreign patents.

     "The License" shall mean, collectively, the licenses granted by the Licensor to the Licensee pursuant to paragraph II. A. of this Agreement.

     "Year of This Agreement" shall mean a twelve-month period commencing on July 1 and ending on the next subsequent June 30; except that the first Year of This Agreement shall commence on the date of execution of this Agreement and end on June 30, 1997.

II.  Grant of License.

      A. Subject to the terms and conditions of this Agreement, and further subject to licenses of Existing ICR Products and to certain other licenses granted by the Licensor to third parties prior to the date of this Agreement (including without limitation the licenses of the Nestor Technology identified in Schedule C attached hereto), the Licensor hereby grants to the Licensee, and the Licensee accepts,

        (i) an exclusive, non-transferable, world-wide license (the "ICR License") to use the Nestor Technology for the sole purpose of making, using and selling and carrying on product research and development using the Existing ICR Products in the field of Document Processing and Management;

        (ii) an exclusive, non-transferable, world-wide license ("the Accra II License") to use the Nestor Technology for the purposes of making, using and selling and carrying on product research and development using Accra II in the field of use of Document Processing and Management, including the right to make copies and to make derivative works therefrom;

         (iii) a non-exclusive, non-transferable, world-wide license ("the New Product License") to use the Nestor Technology for the purpose of making, using and selling the New Products, but only in and for the respective fields of use set forth in the definition of New Products in paragraph
     I. of this Agreement,

all of which licenses are hereinafter collectively referred to as "The License". It is expressly understood and agreed that The License does not include any sublicense to the Licensee of that third-party software incorporated into the Existing ICR Products, which is identified in Schedule D attached hereto; provided, however, that Licensor will, at Licensee's request, sublicense to Licensee for a period not to exceed ninety (90) days after the date of this Agreement, any such third-party software for which Licensee has not obtained a license and for which Licensor has not obtained a required consent to the assignment to Licensee of such third-party software license. The Licensee shall pay to Licensor any royalties or other amounts due from Licensor to the licensors of such third-party software arising from Licensee's practice of any such sublicense.

      Except in the event that the ICR License becomes non-exclusive as provided herein, and subject to the terms of the licenses listed in Schedule C attached hereto, the Licensee shall have exclusive rights to use the Nestor Technology in the
Exclusive  Field.   Notwithstanding the foregoing,  the  Licensor
shall have the right to sell, without restriction as to their application to any particular field of use, semiconductor pattern-recognition devices together with related development software,
including   without  limitation,  Licensor's  Ni1000  Recognition
Accelerator, Ni1000 Development System, and future versions thereof. Licensor agrees that, for a term of 180 days after the execution of this Agreement and for such additional term as may be provided for in a development contract between the parties,
Licensor   will  forbear  from  assisting  any  third  party   in
developing any application of such semiconductor devices  in  the
Exclusive  Field.   Notwithstanding the foregoing,  the  Licensee
shall have the right, in lieu of such development contract between the Parties, to extend the term of the Licensor's forbearance with respect to the development of NiReader, or of any product similar to NiReader, for a maximum of two additional periods of 180 days each by paying to Licensor in advance of each such period, an option fee in the amount of $25,000. Such option fee shall not be included in the computation of any minimum royalty provided for under this Agreement.

      All fields of use not expressly included in The License are specifically excluded from the scope of The License. Without limiting the foregoing exclusion, the following fields are specifically excluded from the scope of The License: (i) making or having made semiconductor devices; (ii) vehicular and railway traffic monitoring, management and control; (iii) data analysis for the purpose of application to fraud detection, financial risk assessment, optimization of marketing campaigns and profitability, and (iv) that certain product of Licensor known as NestorWriter. Use of the Nestor Technology in making or selling products other than (i) Existing ICR Products, (ii) Accra II and
(iii) New Products in and for their respective fields of use, is not within the scope of The License, and any such unlicensed use of the Nestor Technology, if not cured as permitted herein, shall be a material breach of this Agreement. Except as provided in subparagraph D. of this paragraph II., the Licensee shall not have the right to grant sublicenses of the rights licensed under The License. The Licensee shall not have the right to sublicense the Nestor Patent Rights standing alone, but only as part of Accra II, the Existing ICR Products, or as part of a New Product containing substantial technology in addition to the Nestor Patent Rights. All rights not expressly granted in this Agreement to the Licensee are reserved by the Licensor.

      B. The ICR License shall become non-exclusive if the Licensor shall fail to pay to the Licensee, when due, royalties on Existing ICR Products that in each Year of This Agreement equal or exceed the relevant Minimum Annual Exclusive ICR
Royalties set forth in paragraph IV.B. of this Agreement. The ICR License shall irrevocably terminate if the Licensee shall fail to pay to the Licensor, when due, royalties under the ICR License equal to or greater than $25,000 in any Year of This
Agreement. Notwithstanding anything else contained in this Agreement, the ICR License with respect to the Existing ICR Products known as N'Form and NiReader shall terminate, respectively, 180 days after the date of this Agreement unless the Parties shall have entered into an agreement relating to the further development of such product, and all rights relating to such products shall revert to Licensor. Upon termination of the license of N'Form, the Licensor shall have all rights to N'Form, including without limitation those rights granted to the Licensee under this Agreement and the right, alone or with third parties, to develop and market N'Form or any similar product whose intended purpose is to identify a form and not to recognize the contents of any data field on such form.

      C. The New Product License with respect to any field of use shall irrevocably terminate if the Licensee fails to pay to the Licensor, when due, Minimum Annual Field of Use Royalties and Earned New Product Royalties that, taken together, equal or exceed the Minimum Annual Field of Use Royalty for such field of use for the relevant Year of This Agreement. If the New Product License shall be terminated with respect to any field of use pursuant to this paragraph II. C., such termination shall not affect the rights of the Licensee under the New Product License with respect to any other field of use.

       D. The Licensee will only deliver the Nestor Technology to licensees of the Existing ICR Products, of Accra II, or of New Products (i) with the sole exception of OmniReader, in the form of "object code" or access to object code and not in the form of "source code"; and (ii) subject to an end-user license (which may be a shrink-wrap license) or reseller license that prohibits, to the maximum extent permitted by law, disassembling, decompiling or otherwise reverse-engineering of the Nestor Technology. For the purposes of this subparagraph II. D., the term "object code" shall mean an executable computer program restricted in its entirety to machine-readable instructions or data; and the term "source code" shall mean a computer program or any part thereof in human-readable form. Each such license shall contain warranty limitations and limitations of liability for damages substantially similar to those contained in paragraphs VI. B., C., and D. of this Agreement or in licenses of commercially distributed software products of substantial value, and provisions for export control substantially similar to those contained in paragraph VI. E. (i) of this Agreement. Within thirty (30) days after the first distribution of any Existing ICR Product, Accra II or New Product by the Licensee, the Licensee will furnish the Licensor with one specimen of (i) each commercially available Existing ICR Product, (ii) each commercially available New Product, and (iii) each form of license agreement between the Licensee and its sublicensees, all solely for the purpose of record-keeping and ascertaining Licensee's compliance with the terms of the License.

       E. If the Licensee or any of the Licensee's employees, agents or consultants should develop any Patent Improvement, the Licensee will promptly notify the Licensor of such development. The Licensee agrees, upon request of the Licensor, to assign and transfer to the Licensor the entire right, title and interest in and to such Patent Improvement and all proprietary rights therein and thereto. The Licensee will, upon the Licensor's request and at the Licensor's sole expense, execute all instruments and documents necessary to secure for the Licensor any form of protection or property right with respect to such Patent Improvement. Such Patent Improvement shall become part of the Nestor Technology and is hereby licensed to the Licensee pursuant to the terms and conditions of this Agreement, including those terms relating to exclusivity.

           If the Licensee or any of the Licensee's employees, agents or consultants should develop any improvement, modification or enhancement to the ICR Products or to Accra II that is not a Patent Improvement, such improvement, modification or enhancement shall be and remain the property of the Licensee, and the Licensor shall not have any rights in or to such development.

           All  of the provisions of this paragraph II. E.  shall
survive  any  termination  of  this  Agreement,  other  than   by
expiration at its term, or of The License.


     F. If the Licensor shall acquire ownership or control of any patent right after the date of this Agreement, the Licensor agrees not to assert such right against the Licensee, but only to the extent that such assertion by the Licensor would prevent the Licensee's use of a then existing right granted in The License to use (i) the Nestor Technology as it existed on the date of this Agreement, or (ii) any Patent Improvement assigned to the Licensor.

III. Confidentiality.

      A. The Licensee shall hold in strict confidence and not disclose or, except as provided in this Agreement, use the Nestor Know-how with the exception of such information that (i) is in the public domain at the time of disclosure; or (ii) after disclosure becomes a part of the public domain by publication other than by any direct or indirect action of the Licensee in violation of this Agreement; or (iii) is received by the Licensee after the time of disclosure from a third party who did not require such information to be held in confidence and who did not acquire, directly or indirectly, such information from the Licensor under any obligation of confidence; or (iv) is publicly disclosed (i.e., not under adequate protective order) by the Licensee under an order of a court or government agency, provided that the Licensee shall have given to the Licensor notice of such order promptly upon the Licensee's receipt thereof and prior to any submission in response thereto; and further provided that the Licensee shall have taken no action to prevent or interfere with any effort that the Licensor may take to intervene in any such proceeding or to otherwise prevent such public disclosure; or (v) is agreed to by the Parties in writing in advance of publication. Notwithstanding the foregoing, the Licensee shall have the right to communicate information constituting all or part of the Nestor Know-how to those of its employees having a need to know, to the extent necessary for purposes permitted by this Agreement, but shall, as a condition of such communications, require such persons to whom such information is communicated to execute a written secrecy and non-disclosure agreement, together with an assignment to the Licensee of such employee's intellectual property rights to the extent necessary to enable the Licensee to fulfill the Licensee's obligations under paragraph II. E. of this Agreement.

      All of the provisions of this paragraph III. A. shall survive any termination of this Agreement or of The License.

      B. For so long as the ICR License shall remain exclusive, Licensor will not disclose, except under conditions of confidentiality, any portion of the Nestor Know-how existing on the date of this Agreement that is used exclusively in the Exclusive Field.

IV.   Initial  License  Fee, Royalty Rate,  Payment  and  Related
Matters.

      A. Initial License Fee. The Licensee shall pay to the Licensor an "Initial License Fee" in the amount of $1,400,000. The Initial License Fee shall be payable in addition to the royalties set forth in paragraph IV.B., and shall not constitute a pre-payment thereof.

     B. Royalty Rate. The Licensee shall pay (in U.S. dollars) to the Licensor during the term of this Agreement the earned royalties and minimum royalties set forth below; provided, however, that no product shall be included in more than one royalty base, even though such product might fall under more than one license granted pursuant to this Agreement. The royalty base in which such product shall be included shall be determined by the Licensee's permanent, commercially reasonable classification of such product prior to the first sale of such product. If the ICR Royalty Base, the Accra II Royalty Base or any New Product Royalty Base shall include receipts by the Licensee of payment in currency other than U. S. dollar, such payment shall be converted into U. S. dollars at the rate published in The Wall Street Journal on the first business day after the end of the Calendar Quarter (as that term is defined in paragraph V. B., below) in which such payments were received.

           (i) Existing ICR Products. The Licensee shall pay to the Licensor royalties equal to the greater of (a) an ICR Earned Royalty equal to ten percent (10%) of the ICR Royalty Base, or (b) the Minimum Annual Exclusive ICR Royalty set forth below:

                                      Minimum Annual
        Year of This Agreement          Exclusive
                                       ICR Royalty
                   1                   $   160,000
                   2                   $    200,000
                   3                   $    200,000
                   4                   $    200,000
           5 and thereafter            $    200,000


          (ii) Accra II:

           The Licensee shall pay to the Licensor an Accra II Royalty equal to ten percent (10%) of the Accra II Royalty Base until such time as cumulative royalties paid on sales of Accra II shall aggregate ten million dollars ($10,000,000); and thereafter the Licensee shall pay to the Licensor an earned royalty equal to five percent (5%) of the Accra II Royalty Base. There shall be no minimum royalty with respect to Accra II.

          (iii)  New Products:

           With respect to each of the fields of use described in the New Product License, the Licensee shall pay to the Licensor the greater of (a) the New Product Earned Royalty or (b) the Minimum Annual Royalty set forth, respectively, below:

                                      Minimum Annual
                                         Royalty
        Year of This Agreement       for Each of The
                                    Three New Product
                                      Fields of Use

                   1                  $           0
                   2                  $           0
                   3                    $  50,000
                   4                     $100,000
           5 and thereafter              $150,000

           For the purpose of determining whether Minimum Annual Royalty requirements have been satisfied, royalties paid upon New Products in any of the three fields of use ((a), (b) or (c) in the definition of New Products) shall not be aggregated with royalties paid upon New Products in any other field of use or with any other royalty paid by the Licensee to the Licensor.

          In each field of use ((a), (b) or (c) in the definition of New Products) in the definition of New Products, the New Product Earned Royalty shall be equal to ten per cent (10%) of the New Product Royalty Base applicable to such field of use until the sum of Minimum Annual Royalties and New
     Product Earned Royalties paid by the Licensee to the Licensor on the New Product Royalty Base in such field of use shall aggregate five million dollars ($5,000,000), whereupon the New Product Earned Royalty payable in such field of use shall be reduced to five per cent (5%) of the New Product Royalty Base in such field of use.


     C.   Payment.

       (i) The Initial License Fee shall be payable upon execution of this Agreement by wire transfer to the Licensor at a bank account to be specified by the Licensor not less than two business days prior to the execution of this Agreement.

        (ii) Earned royalties payable on the ICR Royalty Base, the Accra II Royalty Base, and the New Product Royalty Base shall be payable quarterly within 60 days after the end of the calendar quarter of this Agreement in which payment constituting such royalty base was received by the Licensee. For the purposes of this paragraph, a "calendar quarter" shall mean the three-month periods ending on September 30, December 31, March 31, and June 30 of any Year of This Agreement.

        (iii) So long as the Licensee has not given notice to the Licensor, at least sixty (60) days prior to the end of any Year of This Agreement, of the Licensee's intention to terminate the exclusiveness of the ICR License, then the Licensee shall pay to the Licensor the Minimum Annual Exclusive ICR Royalty for such year. Such payment shall be due within sixty (60) days after the end of the relevant Year of This Agreement, and the amount of such Minimum Annual Exclusive ICR Royalty shall be reduced by Earned ICR Royalties paid and to be paid with respect to such Year of This Agreement.

        (iv) Minimum Annual Field of Use Royalties on New Products in each of the three fields of use for which the New Product License is in effect shall be paid annually in advance of the Year of This Agreement to which they apply, and shall be credited against New Product Earned Royalties due and payable in such field of use until the New Product Earned Royalties for such year and field of use equal such Minimum Annual Field of Use Royalty for such year and field of use, after which such New Product Earned Royalties shall be due and payable quarterly sixty (60) days after the end of the calendar quarter in which payment for the New Product in question was received by the Licensee. If the Minimum Annual Field of Use Royalty in any field of use exceeds the New Product Earned Royalties due and payable for such year, such excess shall neither be refunded by the Licensor nor carried over to the following or subsequent years.

       D. Except as otherwise expressly provided in this Agreement, no payment shall be subject to a refund.
Notwithstanding the foregoing, any overpayment of royalties discovered or confirmed by an audit as provided in subparagraph F of this paragraph IV shall be credited toward and applied against the next succeeding royalty payment or payments due and payable on the royalty base on which such overpayment of royalties was made. In the event the Licensor, after such audit , is required to institute an action to collect any shortfall in any payment due under this Agreement, which shortfall has been identified by such audit as being an accounting adjustment not involving issues of interpretation of the terms and conditions of this Agreement, and the Licensor prevails in such action, the Licensor will be entitled to reimbursement by the Licensee of its reasonable expenses so incurred (including reasonable attorneys' fees).

      E. The Licensee shall be liable and responsible for the reporting and payment of all taxes and duties (except income taxes accrued against the Licensor) arising from this Agreement and shall indemnify and hold the Licensor harmless from any failure of the Licensee to do so. Nevertheless, the Licensor shall have the right to report and pay to the collecting authority, and collect from the Licensee, any of such taxes and/or duties.

      F. Notwithstanding the provisions of this Agreement relating to the payment terms of earned royalties, within thirty
(30) days after the end of each calendar quarter during the term of this Agreement, the Licensee shall deliver to the Licensor a certificate of a duly authorized and responsible employee of the Licensee setting forth each Royalty Base during such calendar quarter and any and all other information necessary for the determination of royalties under this Agreement.

        The Licensee will keep such records as will enable the royalties payable hereunder to be accurately determined by the Licensor. Such records will be retained by the Licensee and made available to auditors selected by the Licensor for examination at the request and at the expense of the Licensor during reasonable business hours at the offices of the Licensee set forth in the preamble to this Agreement for a period of at least five (5) years after the date of the transactions to which the records relate. Any confidential information obtained by such auditors regarding the business of the Licensee shall be held in strict confidence by such auditors and the Licensor, except as may be necessary to prosecute an action to collect royalties. The Licensee shall reimburse the Licensor for the costs of such audit if the audit determines that the royalty due as stated in any such certificate is understated by more than five percent (5%).

V.    Certain  Claims and Actions; Infringement and  Unauthorized
Use.

     A. Provided that (i) the Licensee has notified the Licensor in writing of any claim or action against the Licensee by a third party in which it is alleged that any part of the
Nestor Technology contained in the Deliverables, or of the Existing ICR Products, standing alone infringes a United States copyright, trademark or issued patent or a copyright, trademark or issued patent in a foreign jurisdiction that corresponds to such United States intellectual-property right, within ten (10)
days of the date on which the Licensee received notice of such claim or action (but in any event prior to ten (10) days before the first answer or other responsive pleading therein is due), and (ii) the Licensee, at no cost to the Licensor (except for reasonable out-of-pocket expenses), fully cooperates with the Licensor in the settlement or defense of such claim or action, the Licensor shall take sole control of the settlement of such claim and the defense of any litigation resulting solely therefrom and shall be responsible for the costs thereof, including without limitation any judgment for damages. If, as a final result thereof, the use by the Licensee of any part of the Nestor Technology is enjoined, the Licensor shall, at its sole option (i) replace such parts of the Nestor Technology as have been enjoined, provided that such replacement shall not cause a material loss of functionality to the Licensee, or (ii) procure a license for the Licensee to use same and reduce the royalties payable by the Licensee under this Agreement by an amount equal to any royalty or license fee to be paid by the Licensee in connection with such license; or (iii), if Licensor has failed to effectuate (i) or (ii) after reasonable good faith efforts to do so, reimburse to the Licensee such part of the royalty therefor previously paid pursuant to this Agreement as may be fair and
equitable   under   the   circumstances.    Notwithstanding   the
foregoing, the Licensor assumes no obligation or liability for any claim or action arising from or relating to (i) the breach by the Licensee of any of its agreements, warranties or duties contained in this Agreement, (ii) the use of the Existing ICR
Products, of Accra II, of the New Products, or of any other product made by or for the Licensee and incorporating any part of the Nestor Technology, except as provided above in this paragraph
V. A., for claims of the violation of the intellectual property rights of a third party, (iii) the violation of the intellectual property rights of a third party caused by or alleged to be caused by the use of the Nestor Technology in combination with any other technology or product, (iv) the Licensor's compliance with the Licensee's design, specifications, or instructions, (v) any actions or claims of trademark infringement involving any marking or branding, other than the trademark "NestorReader" or any mark sold to Licensee pursuant to the Purchase Agreement, not applied or approved in advance by the Licensor, (vi) in whole or in part arising out of or relating to any modification of the Nestor Technology made by or for the Licensee, or (vii) the direct or contributory infringement of any process patent using any Nestor Technology, except for uses practiced in their entirety by Licensor on or before the date hereof (all of the foregoing (i) through (vii) being hereinafter referred to as
"Excluded Claims"). This paragraph V. A. states the entire liability and obligation of the Licensor and the exclusive remedy of the Licensee and its sublicensees with respect to any action or claim described in this paragraph V. A.

      B. Provided that (i) the Licensor has notified the Licensee in writing of any claim or action against the Licensor by a third party in which any Excluded Claim is alleged within ten (10) days of the date on which the Licensor received notice of such claim or action (but in any event prior to ten (10) days before the first answer or other responsive pleading therein is due), and
(ii) the Licensor, at no cost to the Licensee (except for reasonable out-of-pocket expenses), fully cooperates with the Licensee in the settlement or defense of such claim or action, the Licensee shall take sole control of the settlement of such claim and the defense of any litigation resulting solely therefrom and shall be responsible for the costs thereof, including without limitation any judgment for damages. Notwithstanding the foregoing, the Licensee assumes no obligation or liability for any claim or action arising from or relating to
(i) the breach by the Licensor of any of its agreements, warranties or duties contained in this Agreement, (ii) any defect in the Existing ICR Products as they existed on the date of this Agreement or (iii) any claim within the Licensor's liability or obligations under paragraph V.A. Except for Licensor's right, as provided in this Agreement, to terminate this Agreement, The License, or any license granted hereunder, this paragraph V. B. states the entire liability and obligation of Licensee and the exclusive remedy of Licensor and/or its assignees with respect to such third-party claims.

      C. The Licensee shall immediately notify the Licensor, with full particulars, of any infringer or unauthorized user of the Nestor Technology of which the Licensee obtains knowledge. The Licensor, in its sole discretion, shall determine what steps, if any, are to be taken with respect to any infringement or unauthorized use of the Nestor Technology and any damages recovered shall be payable solely to the Licensor. The Licensee agrees to fully cooperate with the Licensor, at no cost to the
Licensor (except for reasonable out-of-pocket expenses), in all stages of any such action. In no event shall the Licensor be obligated hereunder to commence legal proceedings. Notwithstanding the foregoing, the Licensee may request that the Licensor commence such action, at the Licensee's expense, against an alleged infringer in any field of use in which the Licensee then has an exclusive license. If the Licensor should fail to comply with such request by the Licensee, then the minimum annual royalty in such field of use shall no longer be in effect. The Licensee shall not undertake any legal action or other steps of any kind to prevent or restrain any such infringement or unauthorized use or collect damages resulting therefrom without the Licensor's advance written permission.

VI.  Warranties and Covenants.

      A. Each Party does hereby warrant that this Agreement has been duly and validly authorized and executed by it and is its valid and binding obligation. Each party further warrants that the execution of this Agreement does not, and with the passage of time, will not, materially conflict with or constitute a breach under any other agreement, judgment of instrument to which it is currently a party or by which it is currently bound.

      B. EXCEPT AS STATED HEREIN, THE NESTOR TECHNOLOGY IS LICENSED AS-IS. LICENSOR DOES NOT WARRANT THAT THE NESTOR TECHNOLOGY IS CAPABLE OF INDUSTRIAL REALIZATION OR COMMERCIAL EXPLOITATION, THE RISKS OF WHICH ARE BEING ASSUMED SOLELY BY LICENSEE, AND LICENSOR SHALL HAVE NO RESPONSIBILITY FOR THE CONSEQUENCES OF ANY SUCH FAILURE OF INDUSTRIAL REALIZATION OR COMMERCIAL EXPLOITATION. IT IS UNDERSTOOD THAT LICENSOR IS NOT MAKING AND EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES THAT THE MANUFACTURE, USE, OR SALE OF ACCRA II, THE NEW PRODUCTS, OR ANY OTHER PRODUCT MADE BY OR FOR LICENSEE, EXCEPT "THE EXISTING ICR PRODUCTS" AND THE NESTOR TECHNOLOGY AS CONTAINED IN THE DELIVERABLES AND STANDING ALONE, WILL NOT INFRINGE THE PATENTS, COPYRIGHTS, TRADEMARKS OR OTHER PROPRIETARY PROPERTY RIGHTS OF ANY THIRD PARTY.

      C. EXCEPT AS STATED HEREIN, LICENSOR EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OR GUARANTEES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

      D. REGARDLESS OF WHETHER ANY REMEDY HEREIN FAILS OF ITS ESSENTIAL PURPOSE, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATING IN ANY WAY TO THIS AGREEMENT, THE NESTOR TECHNOLOGY OR THE USE OF THE SAME (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOST INFORMATION, LOST SAVINGS, LOST PROFITS OR BUSINESS INTERRUPTION), EVEN IF SUCH PARTY HAS BEEN INFORMED, IS AWARE, OR SHOULD BE OR HAS BEEN AWARE, OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT LICENSEE SHALL REMAIN LIABLE FOR UP TO ONE MILLION DOLLARS ($1,000,000) OF CONSEQUENTIAL DAMAGES IN THE EVENT OF A BREACH OF ANY OF PARAGRAPHS III, VI. E (i), OR VI. E. (ii) . THE MAXIMUM LIABILITY OF EACH PARTY UNDER THIS AGREEMENT IN DAMAGES OR OTHERWISE SHALL BE AN AMOUNT EQUAL TO THE SUM OF (1) THE INITIAL LICENSE FEE, (2) ROYALTIES PAID OR DUE UNDER THIS AGREEMENT, (3) THE PURCHASE PRICE, INCLUDING ALL ADJUSTMENTS, PAID UNDER THE PURCHASE AGREEMENT AND (4) CONSEQUENTIAL DAMAGES, IF ANY, AS PROVIDED IN THE PRECEDING SENTENCE; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT PREVENT LICENSOR'S COLLECTING FROM LICENSEE, IN ADDITION TO SUCH DAMAGES, ANY AND ALL ROYALTIES DUE HEREUNDER.

      E. The Licensee further understands, agrees and warrants that:

            (i) it does not intend to and will not use, market, disseminate or transfer in any way the Nestor Technology or any Existing ICR Product, Accra II, or New Product in violation of any applicable law, rule or regulation of the United States or any State of the United States or any foreign country of applicable jurisdiction (including without limitation any United States law, rule or regulation relating to technology export or transfer), and it will obtain at its own cost any required export licenses;

            (ii)  it  will  not  accept  any  purchase  order  or
       contract (including without limitation any United States or foreign government contract) that by its terms or by the operation of law will abridge or otherwise diminish the Licensor's rights in or to the Nestor Technology (and any such order or contract with any government or governmental agency will include "restricted" or "limited" rights provisions or be on no less favorable terms to the Licensor);

            (iii) it has all legal right and authority to conduct its activities as contemplated by this Agreement, including but not limited to making and selling the Existing ICR Products, Accra II and the New Products, but the preceding shall not be construed as a warranty of the Nestor Technology;

            (iv) it will not knowingly infringe the patent, copyright or other proprietary rights in the Nestor
       Technology nor knowingly assist others in doing so;

            (v) it will be solely responsible for all steps it deems necessary or desirable to market, and to adequately support and maintain, the Existing ICR Products, Accra II and the New Products, but with respect to prior licenses entered into by Licensor, Licensee shall have only the responsibilities explicitly assumed in the Purchase Agreement;

            (vi) it assumes all responsibility and liability for the selection of the Nestor Technology to achieve the results intended and for the installation of, use of and results obtained from the Nestor Technology or any Existing ICR Product, Accra II, or any New Product;

             (vii) it is solely responsible for any future warranty to third parties for the Existing ICR Products, Accra II and the New Products and liable for any warranty claims therefor (whether express, implied or otherwise) and for all existing warranties of the Existing ICR Products to the extent that such warranties are assumed by the Licensee in the Purchase Agreement; and

            (viii) it is solely responsible for all expenses incurred by it in its performance of this Agreement.

     F.   The Licensor represents and warrants that:

            (i) it has the right to grant The License and has the right to disclose all of the Nestor Know-how without the Licensee directly or indirectly being required to pay a royalty to any third party;

             (ii) to the best of the Licensor's knowledge, practice of the rights granted under The License do not infringe upon or violate the intellectual-property rights of any third party;

            (iii) no claim by any third party contesting the validity of any intellectual property rights in the Nestor Technology has been made, is currently outstanding or, to the best knowledge of the Licensor, is threatened, and the Licensor has not received any notice of and is not aware of any fact indicating any infringement, misappropriation or violation by others of any intellectual property rights in the Nestor Technology;

            (iv) the Licensor believes that the Nestor Know-how has been of substantial value in the conduct of its business prior to the date of this Agreement;

            (v) except for software licensed from third parties and incorporated into the Existing ICR Products (which software is identified in the Schedule D, hereto), there is no code, text or other subject matter not owned or lawfully used by the Licensor and incorporated into the Nestor Technology as contained in the Deliverables or in the Existing ICR Products or Accra II;

            (vi) Schedule E lists all unexpired United States patents and all foreign patents owned or controlled by the Licensor on the date hereof, except for patents registered in the name of a third party for which no assignment has been filed;

            (vii) all software delivered as part of the Nestor Technology, Existing ICR Products and Accra II
       shall be free from viruses, worms, bombs or traps designed to interrupt normal processing or to render such software unusable, and shall be provided to the Licensee on media that are free from defects in materials and workmanship;

            (viii) Schedule C constitutes a complete list of all previously granted (i) unexpired source-code licenses in the Exclusive Field, including such licenses for the Existing ICR Products, (ii) fully paid licenses to make unlimited copies of any product in the Exclusive Field, and (iii) exclusive licenses, if any, that may restrict the fields of use of the non-exclusive New Product license), the Licensor hereby grants to the Licensee, and the Licensee accepts; and

            (ix) it has the right to sublicense the third-party software incorporated into the Existing ICR Products as they exist on the date hereof, as provided in paragraph
       II. A., subject the terms and conditions of the third-party licenses thereof.

Notwithstanding the representations of the Licensor in subparagraphs (i), (ii) and (v) of this paragraph VI. F., the Licensor makes no representations or warranties regarding intellectual property rights of third parties except in the United States or in other jurisdictions in which such third parties hold intellectual-property rights corresponding to those held in the United States.

VII. Delivery.

      A. Delivery of the Nestor Technology shall occur by Licensee hiring those persons listed in Exhibit I to the Purchase Agreement ("Hired Employees") and by such Hired Employees taking with them as Deliverables at least one (1) copy (among all of the Hired Employees) of all software and documentation identified by such Hired Employees as necessary to practice The License or as having been used by the Licensor in connection with the Existing ICR Products, and consisting of (i) those computer files listed in Schedule A annexed hereto, which Licensor represents include at least one copy of all source-code and object-code embodiments of the Existing ICR Products and Accra II, and development tools used in the ICR Business (as that term is defined in the Purchase Agreement), together with documentation therefor (other than such tools licensed from third parties), all as existing on the date hereof, and (ii) technical data in any form relating to The Existing ICR Products or to Accra II.

      B. For a period of six (6) months following the date of this Agreement, Licensee shall have the right to request additional Nestor Know-how existing as of the date of this Agreement but not included in the Nestor Technology delivered pursuant to paragraph VII. A. All such requests shall be made by written notice directed to the President of the Licensor and shall describe with reasonable specificity the Nestor Know-how requested and the reason or reasons why the Licensee believes that such Know-how should have been delivered under this Agreement. Within thirty (30) days after the date upon which the Licensor receives any such request, the Licensor shall either provide the requested material or provide written notice stating why it believes the material or information requested should not have been delivered under this Agreement. ALL MATERIAL OR INFORMATION RECEIVED BY THE LICENSEE PURSUANT TO THIS REQUEST PROCEDURE SHALL BE PROVIDED "AS IS" AND SHALL NOT BE SUBJECT TO ANY WARRANTY OR INDEMNIFICATION STATED IN THIS AGREEMENT. IN ADDITION, ALL DISCLAIMERS OF WARRANTY STATED IN THIS AGREEMENT SHALL APPLY TO SUCH MATERIAL OR INFORMATION.

      C. The Hired Employees shall be entitled to use for the benefit of Licensee, solely within the scope of The License and as necessary for its enjoyment, any knowledge or experience relating to the Nestor Technology and contained in their memories or recollections or in materials brought with them as provided above.

VIII.  Term and Termination.

      A. This Agreement and The License shall terminate if the Licensee liquidates, dissolves, shall be adjudicated insolvent, files or has filed against it a petition in bankruptcy or for reorganization (unless such petition is removed within 120 days of its filing), takes advantage of any insolvency act or proceeding, including an assignment for the benefit of creditors, or commits any other act of bankruptcy.

     Either Party may terminate this Agreement and The License by written notice to the other Party, if such other Party shall materially breach any provision of this Agreement and such breach continues for at least thirty (30) days after notice thereof. Without limiting the foregoing, the Licensor may, at the Licensor's option and at any time and from time to time, terminate The License in whole or in part if the Licensee shall fail to pay any royalty payment due hereunder and such failure continues uncured for at least (30) days after notice thereof.

      If  the  Licensee shall fail to pay when due  royalties  on
Existing  ICR  Products  at least equal  to  the  Minimum  Annual
Exclusive ICR Royalty for any Year of This Agreement, the exclusiveness of the ICR License shall thereupon irrevocably terminate, and such license shall become non-exclusive for the succeeding and subsequent Years of This Agreement. If the Licensee shall fail to pay to the Licensor for any Year of This Agreement earned royalties on Existing ICR products equal to or greater than $25,000, the ICR License shall forthwith terminate. Notwithstanding the foregoing, Licensee may continue to use the subject matter of the ICR License for the sole purpose of supporting its sublicensees existing as such on the date of termination, subject to Licensee's payment to Licensor of the sum of $25,000 per Year of This Agreement in consideration of such use.

      If  the  Licensee shall fail to pay when  due  any  Minimum
Annual Royalty with respect to New Products in any field of use, The New Product License with respect to such field of use will automatically and irrevocably terminate.

      B. Unless terminated in accordance with paragraph VIII. A., this Agreement and The License shall expire twenty-five (25) years from the date hereof; provided, however, that no license granted hereunder with respect to the Nestor Patent Rights in any territory shall extend beyond the expiration of the last patent to expire in such territory. Upon such expiration, the Licensee shall have the right to continue to use the Nestor Technology.

      C. Notwithstanding any termination of this Agreement, The License and any sublicense shall continue in effect with respect to any Existing ICR Product, Accra II, or New Product manufactured by the Licensee prior to termination; and the Licensee shall remain liable to the Licensor for royalties accruing with respect to such Existing ICR Product, Accra II, or New Product, whether such royalties accrue prior to or following such termination. Termination of this Agreement and The License shall not release either Party from any of its obligations or liabilities accrued or incurred under this Agreement, or rescind or give rise to any right to rescind any payment made or other consideration given hereunder, except that a termination by the Licensor for a breach of This Agreement by the Licensee shall release the Licensor from any obligation or liability accrued or incurred after the date of such breach.

      Upon termination of this Agreement or, in whole or in part, The License:

        (i) Except as provided in paragraph VIII. C. (ii), below, the Licensee shall cease manufacture and sale of all products, and the providing of all services other than to support then existing customers of the Licensee as permitted by paragraph VIII. C. (iii), below, under such part or parts of The License as shall have been terminated; provided, however, that the Licensee (and any of its sublicensees who are not end users) shall have six (6) months from the effective date of termination to sell any products in inventory and to complete delivery of then contracted-for-services, all subject to the provisions of this Agreement relating to earned royalties and to all other executory provisions of this Agreement;

        (ii) If the termination in part of The License is due to the Licensee's failure to pay when due Minimum Annual Field of Use Royalties, then the termination provisions of the preceding paragraph VIII.C.(i) shall apply only to New Products in the relevant field or fields of use, and all other provisions of this Agreement shall remain in full force and effect.

        (iii) If The License shall be terminated in whole or in part, and provided that such termination has not been caused by the Licensee's material breach of this Agreement, the Licensee shall be permitted to retain, for the Licensee's use only, no more than three (3) copies of the Nestor
     Technology or the Existing ICR Products, Accra II or New Product if such shall be necessary to enable the Licensee to provide maintenance support to its then existing customers, and such copies shall be maintained in strict confidence as provided in paragraph III of this Agreement and shall be otherwise subject to this Agreement.

       (iv) Any termination hereunder shall not prejudice the right of the Licensor to recover any royalty or other sums due at the time of such termination or that become due thereafter.

        (v) Termination shall have no effect on any end-user sublicense complying with the terms of this Agreement and existing as of the date of termination, nor shall it affect either Party's rights with respect to Patent Improvements.

       (vi) Except as provided in subparagraph IV.C.(iii), above, upon termination of this Agreement and of The License, the Licensee shall (a) immediately deliver to the Licensor or irretrievably destroy, or cause to be so delivered or destroyed, any and all copies of the Nestor Technology in whatever form and any written or other materials relating to the Nestor Technology in the Licensee's possession, custody or control, and (b) within thirty (30) days deliver to the Licensor a certification thereof.

      D. Provided that Licensee shall have paid to Licensor all amounts due and payable under this Agreement (other than amounts subject to a good-faith dispute), any failure by Licensee to assert its rights to "retain its benefits" to any intellectual-property rights pursuant to Sec. 365(n)(1)(B) of the Chapter 11 of the United States Code, under an executory contract rejected by the trustee in bankruptcy for Licensor, or by the Licensor, shall not be construed by the courts as a termination of this
Agreement by Licensee under Section 365(n)(1)(A) of the Bankruptcy Code; and the Licensor, in its own capacity or in its capacity as a debtor in possession, trustee or otherwise, together with the Licensee, shall not seek and shall oppose such construction. The Parties agree that the Nestor Technology is "intellectual property" as used in Section 365(n) of the Bankruptcy Code and that the Licensee is entitled to and shall receive all of the protections and benefits of such Section.

IX.  Miscellaneous.

      A. The Licensee will cause any and all Existing ICR Products, Accra II and New Products and all advertising or other marketing material of any kind, documentation and packaging therefor to be marked and labeled with and/or to reference the Licensor's patent rights and copyrights in the form and style furnished from time to time by the Licensor and reasonably acceptable to the Licensee. The Licensee shall permit the Licensor, upon reasonable prior notice, to make reasonable inspections of the Existing ICR Products, Accra II and New Products solely for the purpose of checking quality, marking and labels, but the Licensor shall not be liable to the Licensee, the Licensee's customers, or others for its failure to do so or for any defects which it discovers or would or could have discovered by so doing. The Licensee shall not otherwise use such marks of the Licensor without the advance written permission of the Licensor.

      Any breach or default under a certain Trademark License, of even date herewith, entered into by the Parties for the trademark "NestorReader" shall be a breach or default, as the case may be, under this Agreement if such breach or default shall be material to the transactions contemplated by this Agreement and by the Trademark License, taken as a whole, or shall be materially adverse to the Licensor's business or to its use of any of its trademarks or trade names.

     B. Notwithstanding the restrictions on transfer in Section II.A., the Licensee may assign this Agreement in connection with the sale, merger or reorganization of the Licensee or the sale or other disposition by the Licensee of all or substantially all of the assets of the Licensee, provided that (i) any such assignee agrees in writing with the Licensor to assume and comply with the obligations of the Licensee under this Agreement, and (ii) in the case of an assignment in which the Licensee survives, the Licensee remains subject to all of its obligations under this Agreement. Any other assignment by the Licensee requires the written consent of the Licensor. Any transfer by the Licensor of the rights licensed in this Agreement shall be subject to all provisions of the present Agreement and the Licensor shall so notify the Licensee.

      C. The headings and captions used in this Agreement are for convenience only and are not to be used in the interpretation of this Agreement.

      D. The failure of either Party to require performance of any provision of this Agreement shall not affect the right to subsequently require the performance of such or any other provision of this Agreement. The waiver of either Party of a breach of any provision shall not be deemed to be a waiver of any subsequent breach of that provision or any subsequent breach of any other provision of this Agreement.

      E. The Parties are independent contractors and engage in the operation of their own respective businesses. Neither Party is the agent or employee of the other Party for any purpose whatsoever. Nothing in this Agreement shall be construed to establish a relationship of co-partners or joint venturers between the two Parties. Neither Party has the authority to enter into any contract or to assume any obligation for the other Party or to make any warranties or representations on behalf of the other Party.

     F. If any provision of this Agreement is, or is determined to be, invalid, illegal or unenforceable, all remaining provisions of this Agreement shall nevertheless remain in full force and effect, and no provision of this Agreement shall be deemed to be dependent upon any provision so determined to be invalid, illegal or unenforceable unless otherwise expressly provided for herein. Should any provision of this Agreement be found or held to be invalid, illegal or unenforceable, in whole or in part, such provision shall be deemed amended to render it enforceable in accordance with the spirit and intent of this Agreement.

      G. This Agreement has been entered into, delivered and is to be governed by, construed, interpreted and enforced in accordance with the laws of the State of New York (without giving reference to choice-of-law provisions) from time to time in effect. The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to any of the transactions which are contemplated by this Agreement.

      H. If a dispute arises out of or relates to this Agreement, The License, a breach thereof or the Licensee's use of any right granted under The License, and if said dispute cannot be settled through direct discussions, the Parties agree to first endeavor to settle the dispute in an amicable manner by non-binding mediation in New York City administered by the American Arbitration Association under its Commercial Mediation Rules. The Parties hereby consent to the non-exclusive jurisdiction of the courts of the State of New York or to any Federal Court located within the State of New York for any action arising out of, relating to, or in connection with, this Agreement, The License, or Licensee's use of the Nestor Technology, and to service of process in any such action by registered mail, return receipt requested, or by any other means provided by law.

     I. Except for the Purchase Agreement and a certain License Agreement for the trademark "NestorReader", of even date herewith, this Agreement contains the entire and exclusive agreement of the Parties with respect to its subject matter. This Agreement supersedes any agreements and understandings, whether written or oral, entered into by the Parties prior to its effective date and relating to its subject matter. No modification or amendment of this Agreement shall be effective unless it is stated in writing, specifically refers hereto and is executed on behalf of each Party.

      J. Except as otherwise specified, all notices, payments, certificates and reports hereunder shall be deemed given and in effect as of the date of mailing, when sent by express mail (or other overnight delivery service), postage prepaid, addressed to the Parties as set forth in the preamble to this Agreement directed in each case to the President of the Party receiving the notice or to such other addresses as the Parties may from time to time give written notice.

      K. Except for failures to make any payment when due, neither Party hereto shall be liable to the other for failure or delay in meeting any obligations hereunder as the result of strikes, lockouts, war, Acts of God, fire, flood or acts of government, if beyond the control of such Party.

     L. The term "the Licensee" as used in this Agreement shall mean National Computer Systems, Inc. ("NCS"). NCS shall have the right to sublicense this Agreement to any subsidiary of NCS under its control, provided that NCS shall be liable for the full compliance of all of the terms and conditions of this Agreement by any such subsidiary, and further provided that any such subsidiary of NCS shall continue to enjoy the benefits of a sublicense of this Agreement only so long as it continues to be under the control of NCS. As used in this paragraph, a subsidiary shall be deemed to be under the control of NCS only if NCS owns or controls a majority of the voting stock of such subsidiary without restriction as to its voting rights. The Licensor agrees that, except for the Licensor's right to seek equitable relief from any such subsidiary, its sole remedy for breach of this Agreement by any such subsidiary shall be provided exclusively by NCS on behalf of itself and its subsidiaries.

      IN WITNESS WHEREOF, the Parties hereto have set their hands by their duly authorized representatives as of the day and year first above written.

National Computer Systems, Inc.         Nestor, Inc.
By :  Russell A. Gullotti:
Chairman, President and CEO


By /s/ James D. Donoho                       By:  /s/David Fox
      Vice  President                                   President
and CEO
     By Power of Attorney

                Schedule A  to License Agreement

    List of Computer Files Delivered by Licensor to Licensee



                      Schedule B to License Agreement

United States Patents and Patent Applications of Licensor That, Together with Corresponding Foreign Patents, Constitute "Nestor Patent Rights"

Patent Number   Title                        Date of Issue     Year of
                                                               Expiration

4,254,474       An Information Processing  March 3, 1981          1998
                System Using Threshold
                Passive Modification

4,326,259       Self-organizing General    April 20, 1982         1999
                Pattern Class Separator
                and Identifier

4,760,604       Parallel, Multi-unit,      July 26, 1988          2005
                Adaptive, Nonlinear
                Pattern Class Separator
                and Identifier

4,897,811       N-Dimensional Coulomb      January 30, 1990       2007
                Neural Network Which
                Provides for Cumulative
                Learning of Internal
                Representations

4,958,375       Parallel, Multi-unit,      September 18, 1991     2008
                Adaptive Pattern
                Classification System
                Using Inter-unit
                Correlations And An Intra-
                class Separator
                Methodology

5,054,093       Parallel, Multi-unit,      October 1, 1991        2008
                Adaptive, Nonlinear
                Pattern Class Separator
                and Identifier




                 Schedule C to License Agreement

   (Referred to in Paragraphs II. A. and VI. F. (viii) of The
                       License Agreement)

     (i)  Source-code Licenses in the Exclusive Field:

Licensee             Title of Agreement                Date of Execution

Alliance Data        NestorReader Software License     October 7, 1993
Systems              Agreement
Alliance Data        Source Code Addendum   "N"        September 24, 1993
Systems
Alta Technology      NestorReader Software License     February 16, 1994
Corporation          Agreement
Alta Technology      Amendment Letter to License       January 5, 1995
Corporation          Agreement
Cincinnati Bell
Information Systems  NestorReader License and          January 27, 1993
                     Development Agreement
Intel Corporation    Intel/Nestor License Agreement    October 15, 1993
PRC, Inc.            NestorReader Software License     December 13, 1994
                     Agreement

     (ii) Fully Paid Licenses to Make Unlimited Copies of Any Product in The Exclusive Field:

None

      (iii) Exclusive Licenses That May Restrict The Fields of Use of The Non-Exclusive New Product License:

None

     (iv) In addition to the foregoing, the exclusive license granted in paragraph II is subject to certain other licenses, including without limitation the licenses listed in Schedule 4.04(a) to the Purchase Agreement and the following:

     (a)  Source-code Licenses of The Nestor Technology Not
Expressly Precluded from Use in    The Exclusive Field:

Licensee         Title of Agreement            Date of Execution
IBM Corporation  Non-Exclusive License         January 30, 1996
                 Agreement
Intel            Technology Development        June 11, 1990
Corporation      Agreement
Telmat           License Agreement             October 15, 1991
Informatique




          b) Unrestricted Object-Code Licenses And Semiconductor
Devices:

Object-code licenses that are unrestricted as to field of use include a license of Licensor's Research and Development Software Environment to Dassault Electronique, and numerous licenses of Licensor's Nestor Development System. In addition, licensees of Licensor's Ni1000 Development System and purchasers of Licensor's Ni1000 Recognition Accelerator are unrestricted with respect to field of use.







                 Schedule D to License Agreement

License Agreements Relating to Third-party Software Incorporated into ICR Products


Licensor            Description          Used in ICR Product

Calera Recognition  Special Purpose      NestorReader and
Systems, Inc.       Object Code          OmniTools
                    Integrated Software
                    Distribution
                    License dated
                    November 1, 1994

Diamond Head        Developer Software   N'Route
Software, Inc.      License Agreement
                    dated August 31,
                    1994

Graphics            Licensing Agreement  OmniTools
Development         dated June 28, 1995
International, Inc.

Paragraph           License Agreement    Intended for
International       dated October 10,    N'Route but not yet
                    1995                 incorporated

Pixel Translations, Software License     NestorReader and
Inc.                Agreement dated      OmniTools
                    October 1, 1995

Simplify            Software Licensing   N'Route
Development         Agreement dated
Corporation         February 15, 1995

                 Schedule E to License Agreement

   All Unexpired U.S. Patents and Patent Applications And All
                         Foreign Patents
                        Owned by Licensor


DATE OF ISSUE       PATENT NO.   DATE OF ISSUE       PATENT NO.

United States                    Germany
December 26, 1995(1)             5,479,574           January 8,
1981                2,524,734
October 1, 1991     5,054,093
September 18, 1990  4,958,375
January 30, 1990    4,897,811
July 26, 1988       4,760,604    Great Britain
April 20, 1982      4,326,259    March 30, 1977      1,457,338
March 9, 1982(2)    4,319,331
March 3, 1981       4,254,474
                                 France
                                 July 27, 1981       7,705,803
                                 June 5, 1975        7,517,627
Canada
November 15, 1988   1,244,946    Italy
March 26, 1985      1,184,661    October 30, 1979    1,036,906
November 15, 1983   1,157,159
November 7, 1978    1,042,109
                                 Spain
                                 September 7, 1987   548,992
Netherlands                      November 10, 1981   500,677
February 19, 1985   176,313      October 29, 1977    453,378
                                 September 13, 1977  453,377
                                 December 9, 1976    436,945
Mexico
January 7, 1993     166,402
January 25, 1985    151,653      Europe
April 13, 1981      143,269      September 24, 1986  037,164
                                 September 9, 1993   0,328,861
Japan
July 13, 1989       1,506,188    Switzerland
July 14, 1987       1,389,124    November 24, 1980   620,307





APPLICATIONS
DATE FILED        SERIAL NO

July 1, 1994(1)   08/269,848 (Adaptive Classifier Having
Multiple Subnetworks)

(1) Relates to semiconductor device: not included in license grant.
(2) Relates to curve follower: not included in license grant.